Exhibit 10.4

[SIRVA, Inc. logo]

July 28, 2004

Allen Chan

[home address omitted.]

Dear Allen:

I am pleased to confirm the terms of the offer of employment to you at SIRVA, Inc.  This offer is subject to you obtaining and maintaining the necessary Work Visa.  The offer is as follows:

Position:  Sr VP, Relocation Solutions – Asia Pacific, for SIRVA, Inc., reporting to me.  This position will be banded as a Senior VP 20.

Salary:  $252,500 per year, payable in bi-weekly installments (one week paid in arrears).  The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the “at will” status of your employment.  Your compensation be paid by the home country and any currency exchange fees and wire transfer fees associated with the payment of SIRVA U.S. income will be reimbursed by SIRVA.

Start Date:  October 1, 2004.  It is anticipated that this assignment will last at least two years, although business conditions may require that this period of time be reduced or extended.  If the assignment goes beyond the anticipated period, the terms and conditions will be reviewed at that time.

Annual Bonus:  You will be eligible to participate in SIRVA’s Management Incentive Program, which at your position has an annualized bonus potential of 75% of base salary, subject to terms of the program.  Your 2004 bonus will prorated from hire date and guaranteed for 75% of annual salary provided you continue your employment with SIRVA through the bonus payment date in February 2005.  Thereafter, your bonus eligibility will be based on the bonus criteria SIRVA applies at that time.

Stock Options:  Subject to the approval of the Compensation Committee of the Board, and applicable law, rules and regulations to which SIRVA is subject, you will be granted an option to purchase 50,000 shares of SIRVA’s common stock as soon as reasonably practicable following the start of your employment with the company.  The Option shall be issued in accordance with the SIRVA, Inc. Omnibus Stock Incentive Plan (as amended from time to time), which will be evidenced by a stock option agreement entered into by yourself and SIRVA.  The Option will be subject to a four-year vesting period from the grant date and will expire 7 years from the grant date.

Housing Allowance:  You will receive an allowance of $100,000 annually payable in bi-weekly installments of $3,846.15 to help cover housing in Hong Kong.  The allowance will be reviewed annually beginning January 1, 2006, based on exchange rate variance.

Goods and Services Allowance:  You will receive an allowance of $60,000 annually payable in bi-weekly installments of $2,307.69 to help cover the costs of goods and service in Hong Kong.

School and Utilities:  You will receive an allowance of $46,000 annually payable in bi-weekly installments of $1,769.23 to help cover the costs of utilities and school in Hong Kong.

Tax Equalization:  You will be eligible for tax equalization during your assignment in Hong Kong.  The objectives of the tax equalization program are:

1.               To ensure that assignees are neither better nor worse off in the Host Country as a result of taxation.

2.               To provide tax assistance to the employee to ensure compliance with the tax laws in the Home and Host Countries.

During your assignment, a hypothetical federal and Illinois state income tax will be deducted from your base salary.  The actual amount of the hypothetical tax withholding will be determined after consultation with a Tax Accountant (to be determined), who will also prepare your Hong Kong, and U.S. income tax returns.  This Tax Accountant will prepare your tax equalization settlement once the U.S. tax return is finalized.

Benefits:

•                  Medical/Dental:  You will be reimbursed for medical and dental costs according the US medical and dental plan while on assignment in Hong Kong.  Expenses for reimbursement should be submitted at least quarterly, but can be submitted more frequently.  All expenses should be submitted to Mary Tessitore, VP Compensation and Benefits.

•                  Company Car:  SIRVA will provide you with a company car.

•                  Financial/Tax Planning & Preparation:  All financial and tax planning and/or preparation will be paid for by SIRVA.

•                  Retirement:  You will be eligible to participate in SIRVA’s 401k retirement program as well as the Executive Retirement Savings Plan (detail of which will be provided to you under separate cover).

Vacation:  You will be eligible for paid time off in accordance with the SIRVA US paid time off policy.

Home Leave:  You will be eligible for one Home Leave during a 12-month period.  During your Home Leave, you will be reimbursed for actual and reasonable transportation costs for a round-trip ticket between Hong Kong and the U.S. by the most direct route in the class of travel as defined by the corporate travel policy.  You are responsible for living expenses during home leave.  Also, Home Leave cannot be exchanged for vacation trips or cash, and cannot accumulate from year to year.  Home leave should be timed with a business trip, or a trip to home country operations should be made during the home leave.

Repatriation:  At the end of your assignment, SIRVA will cover the cost of relocating you back to the United States.  Should your employment be terminated involuntarily during the course of your assignment, SIRVA will cover the cost of relocating your personal effects to the United States.  In the event of voluntary resignations, you forfeit your right to this coverage unless the company determines that the circumstances of the resignation warrant some consideration.

Additional Terms:

This offer is contingent upon:

a)              Your not being subject to any contract that would be violated by your employment with SIRVA.

b)             Your successful completion of a drug/alcohol screening prior to your start date.

c)              Satisfactory pre-employment criminal background screening and employment verification.

d)             Signing our Confidentiality and Non-Solicitation Agreement and returning along with your signed copy of this letter.

Employee Considerations:  It is understood that in accepting this assignment you agree that you will not engage in any employment or business enterprise that will in any way conflict with your service and the interest of SIRVA.  In addition, you agree to comply with all applicable laws in Hong Kong.

Nothing in this letter is intended to be a contract, or a promise of employment for a fixed term.  Rather, this letter sets forth the general compensation guidelines that the Company normally applies to employees on international assignments.  It is anticipated that provisions outlined in this letter will continue during the term of this assignment.  However, you will be affected by any benefit and/or policy changes that apply to other U.S. associates.

I have enclosed a copy of this offer letter for your records.  Please execute the original as indicated below and return it to me in the enclosed envelope.

We are very excited about your joining our company and look forward to working with you.  If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Brian P. Kelley

Brian Kelley
President & CEO, SIRVA

Enclosures:  1 copy offer letter, Benefits at a Glance, Omnibus Stock Inventive Plan summary, MIP Summary, Confidentiality and Non-Solicitation Agreement

I hereby acknowledge that I have read the foregoing employment offer.  I understand that nothing contained herein shall be considered to be a guarantee of employment for the estimated duration of this assignment, and that my employment is “at will,” and may be terminated at any time by either party, as is currently the premise of my employment in the U.S.

Accepted:	/s/ Allen Chan	Date: September 8, 2004
Allen Chan